Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS
FIRST QUARTER RESULTS

THOUSAND OAKS, Calif. – May 5, 2016 – Teledyne Technologies Incorporated (NYSE:TDY)

•	First quarter sales of $530.5 million

•	First quarter earnings per diluted share of $1.10

•	Strong first quarter orders with book to bill over 1.2x

•	Record first quarter free cash flow of $54.9 million

•	Affirming full year 2016 earnings outlook of $5.05 to $5.15

•	Recently acquired CARIS, a leading developer of marine geospatial software

•	Recently acquired Frontline Test Equipment and Quantum Data, two providers of electronic protocol test and measurement instrumentation

•	Announced today an agreement to divest Teledyne Printed Circuit Technology

Teledyne today reported first quarter 2016 sales of $530.5 million, compared with sales of $565.0 million for the first quarter of 2015, a decrease of 6.1%. Net income attributable to Teledyne was $38.4 million ($1.10 per diluted share) for the first quarter of 2016, compared with $43.7 million ($1.20 per diluted share) for the first quarter of 2015, a decrease of 12.1%.

“We started 2016 with record orders driven by strong bookings across the majority of our aerospace and defense businesses,” said Robert Mehrabian, Chairman, President and Chief Executive Officer.  “We also generated the greatest level of cash flow for any first quarter, allowing us to complete three recent acquisitions with a minimal increase in net debt. Some industrial sectors, especially energy, remain weak, but those markets appear to be stabilizing. Nevertheless, we are maintaining our emphasis on cost control and strong operating discipline. So while we continue to invest in research and development and focus on execution and delivery of orders, we are also implementing significant additional cost reduction actions, especially within marine instrumentation. Finally, our acquisition pipeline remains healthy, which should allow us to generate additional growth in our core businesses.”

Review of Operations (Comparisons are with the first quarter of 2015, unless noted otherwise.)

Instrumentation
The Instrumentation segment’s first quarter 2016 sales were $223.7 million, compared with $270.3 million, a decrease of 17.2%. First quarter 2016 operating income was $31.4 million, compared with $42.1 million, a decrease of 25.4%.
The first quarter 2016 sales decrease primarily resulted from lower sales of marine instrumentation. Sales for marine instrumentation decreased by $46.6 million and primarily reflected lower sales of interconnect systems and other marine sensors for energy exploration and production, partially offset by higher sales of interconnects and marine systems for U.S. Government applications. Sales of electronic test and measurement instrumentation decreased $1.0 million and sales of environmental instrumentation increased $1.0 million. The decrease in operating income reflected the impact of lower sales and lower margins for marine instrumentation. The first quarter of 2016 also reflected $0.7 million in higher severance and facility consolidation costs compared with 2015.

Digital Imaging
The Digital Imaging segment’s first quarter 2016 sales were $89.9 million, compared with $90.4 million, a decrease of 0.6%. Operating income was $8.2 million for the first quarter of 2016, compared with $9.3 million, a decrease of 11.8%.

The first quarter 2016 sales reflected lower sales of laser-based mapping systems and infrared imaging sensors for the U.S. Government, partially offset by higher sales of commercial digital imaging systems, including sensors and systems for life sciences and industrial X-ray applications. The first quarter 2016 sales included $2.3 million in incremental sales from a recent acquisition. The decrease in operating income in 2016 reflected slightly lower sales and product mix differences.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s first quarter 2016 sales were $152.6 million, compared with $141.2 million, an increase of 8.1%. Operating income was $24.1 million for the first quarter of 2016, compared with $19.4 million, an increase of 24.2%.

The first quarter 2016 sales reflected higher net sales of $6.9 million from avionics products and electronic relays, higher sales of $2.4 million from electronic manufacturing services products and $2.1 million of microwave and interconnect systems. Operating income in the first quarter of 2016 reflected the impact of higher sales and improved margins for both avionics products and electronic relays and electronic manufacturing services products.

Engineered Systems
The Engineered Systems segment’s first quarter 2016 sales were $64.3 million compared with $63.1 million, an increase of 1.9%. Operating income was $8.0 million for the first quarter of 2016, compared with $6.7 million, an increase of 19.4%.

The first quarter 2016 sales reflected higher sales of engineered products and services of $3.7 million, partially offset by lower sales of energy systems products of $1.9 million and lower turbine engine sales of $0.6 million. The higher sales of engineered products and services primarily resulted from increased sales of nuclear and environmental programs. Operating income in the first quarter of 2016 reflected the impact of higher sales and higher pension income of $0.6 million.

Additional Financial Information
Cash Flow
Cash provided by operating activities was $69.1 million for the first quarter of 2016, compared with $16.7 million. The higher cash provided by operating activities in the first quarter of 2016 reflected lower annual bonus and regular payroll payments and lower income tax payments, partially offset by lower net income. The first quarter of 2015 amount also included payments for legal matters. Free cash flow (cash provided by operating activities less capital expenditures) was $54.9 million for the first quarter of 2016, compared with $9.0 million and reflected higher cash provided by operating activities, partially offset by higher capital expenditures. At April 3, 2016, total debt, including capital lease obligations, was $719.5 million, which included $99.0 million outstanding under the $750.0 million credit facility. Cash totaled $83.2 million at April 3, 2016. The company received $2.6 million from the exercise of stock options in the first quarter of 2016, compared with $2.7 million. Capital expenditures for the first quarter of 2016 were $14.2 million, compared with $7.7 million. Depreciation and amortization expense for the first quarter of 2016 was $21.1 million, compared with $23.2 million. On January 26, 2016, Teledyne’s Board of Directors authorized a stock repurchase program for up to an additional 3,000,000 shares of Teledyne common stock. No cash was used for stock repurchases in 2016. In the second quarter of 2016, Teledyne completed the acquisitions of two test and measurement instrumentation companies and one imaging software company for initial aggregate cash consideration of $60.0 million. In addition, Teledyne announced today an agreement to sell assets of Teledyne’s printed circuit technology business for $9.3 million in cash. The completion of the transaction, which is subject to certain conditions and approvals, is anticipated to occur in the second quarter of 2016.

Free Cash Flow (a)	First Quarter
(in millions, brackets indicate use of funds)	2016	2015
Cash provided by operating activities	$69.1	$16.7
Capital expenditures for property, plant and equipment	(14.2)	(7.7)
Free cash flow	$54.9	$9.0
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Income Taxes
The effective tax rate for the first quarter of 2016 was 28.9% compared with 29.8%. The first quarter of 2016 reflected net discrete tax expense of $0.1 million compared with net discrete tax expense of $0.2 million. Excluding the net discrete tax items in both periods, the effective tax rates would have been 28.8% for the first quarter of 2016 and 29.5% for the first quarter of 2015.

Stock Option Compensation Expense
Stock option expense for the first quarter of 2016 was $3.3 million, of which $2.4 million was recorded in the operating segment results and $0.9 million was recorded as corporate expense. Stock option expense for the first quarter of 2015 was $3.8 million, of which $2.6 million was recorded in the operating segment results and $1.2 million was recorded as corporate expense.

Other
Pension income was $0.5 million for the first quarter of 2016 compared with pension income of $0.2 million. In the first quarter of 2015, Teledyne froze its non-qualified pension plan for top executives which resulted in a one-time gain of $1.2 million. Interest expense, net of interest income, was $5.7 million for the first quarter of 2016, compared with $5.9 million. Corporate expense was $10.7 million for the first quarter of 2016, compared with $10.2 million. Other income and expense was $1.3 million of expense for the first quarter of 2016 compared with income of $0.8 million, and primarily reflected the impact of exchange rate changes.

Outlook
Based on its current outlook, the company’s management believes that second quarter 2016 earnings per diluted share will be in the range of $1.20 to $1.26 and full year 2016 earnings per diluted share will be in the range of $5.05 to $5.15. The second quarter and full year outlooks include severance, lease termination and other facility consolidation costs, expected to be offset by a gain on the sale of real estate no longer needed as a result of facility consolidations. The company’s effective tax rate for 2016 is expected to be 28.8%, before discrete items.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, acquisitions and divestitures, product sales, capital expenditures, pension matters, stock option compensation expense, stock repurchases, interest expense, taxes, exchange rate fluctuations, cost reductions, facility consolidation costs, including real estate sales, and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.
Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures; and threats to the security of our confidential and proprietary information, including cyber security threats. Continued lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could further negatively affect the company’s businesses that supply the oil and gas industry. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets.
Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.
While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.
Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2015 Annual Report on Form 10-K. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.
A live webcast of Teledyne’s first quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, May 5, 2016. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Thursday, May 5, 2016.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED
APRIL 3, 2016 AND MARCH 29, 2015
(Unaudited - in millions, except per share amounts)

	First Quarter	First Quarter
	2016	2015
Net sales	$530.5	$565.0
Costs and expenses:
Costs of sales	324.8	345.9
Selling, general and administrative expenses	144.7	151.8
Total costs and expenses	469.5	497.7
Operating income	61.0	67.3
Interest expense, net	(5.7)	(5.9)
Other income (expense), net	(1.3)	0.8
Income before income taxes	54.0	62.2
Provision for income taxes	15.6	18.5
Net income attributable to Teledyne	$38.4	$43.7
Diluted earnings per common share	$1.10	$1.20
Weighted average diluted common shares outstanding	34.9	36.5

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE THREE MONTHS ENDED
APRIL 3, 2016 AND MARCH 29, 2015
(Unaudited - in millions)

	First Quarter	First Quarter	% Change
	2016	2015
Net sales:
Instrumentation	$223.7	$270.3	(17.2)%
Digital Imaging	89.9	90.4	(0.6)%
Aerospace and Defense Electronics	152.6	141.2	8.1%
Engineered Systems	64.3	63.1	1.9%
Total net sales	$530.5	$565.0	(6.1)%
Operating income:
Instrumentation	$31.4	$42.1	(25.4)%
Digital Imaging	8.2	9.3	(11.8)%
Aerospace and Defense Electronics	24.1	19.4	24.2%
Engineered Systems	8.0	6.7	19.4%
Corporate expense	(10.7)	(10.2)	4.9%
Operating income	61.0	67.3	(9.4)%
Interest expense, net	(5.7)	(5.9)	(3.4)%
Other income (expense), net	(1.3)	0.8	*
Income before income taxes	54.0	62.2	(13.2)%
Provision for income taxes	15.6	18.5	(15.7)%
Net income attributable to Teledyne	$38.4	$43.7	(12.1)%

*not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited – in millions)

	April 3, 2016	January 3, 2016
ASSETS
Cash	$83.2	$85.1
Accounts receivable, net	371.8	373.0
Inventories, net	322.0	309.2
Prepaid expenses and other current assets	56.4	60.9
Total current assets	833.4	828.2
Property, plant and equipment, net	322.8	321.3
Goodwill and acquired intangible assets, net	1,391.9	1,383.5
Prepaid pension asset	117.8	111.0
Other assets, net	72.0	74.5
Total assets	$2,737.9	$2,718.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$134.2	$136.5
Accrued liabilities	244.7	238.0
Current portion of long-term debt and capital lease obligations	12.4	19.1
Total current liabilities	391.3	393.6
Long-term debt and capital lease obligations	707.1	762.9
Other long-term liabilities	212.5	217.9
Total liabilities	1,310.9	1,374.4
Total stockholders’ equity	1,427.0	1,344.1
Total liabilities and stockholders’ equity	$2,737.9	$2,718.5